TILE SHOP HOLDINGS, Inc.

STOCK RESTRICTION AGREEMENT

This Agreement (the “Agreement”) is made this the [_____] day of [_______], 20[__], by and between Tile Shop Holdings, Inc. (the “Company”), a Delaware corporation with its principal place of business at 14000 Carlson Parkway, Plymouth, MN 55441 and [______________], an individual having an address at [________________________________] (the “Stockholder”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Company’s 2012 Omnibus Award Plan (the “Plan”). To the extent that any term of this Agreement conflicts or is otherwise inconsistent with any term of the Plan, as amended from time to time, the terms of the Plan shall take precedence and supersede any such conflict or inconsistent term contained herein.

WHEREAS,  the Stockholder is, on the date hereof, an executive officer, employee, or Director of, or a Consultant to, the Company; and

WHEREAS, pursuant to the Plan, the Company wishes to grant a restricted stock award to the Stockholder for [______] shares (the “Shares”) of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”).

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Stockholder agree as follows:

1.           Shares to be Subject to Restriction. The Stockholder agrees that the Shares shall be subject to the risk of forfeiture set forth in Section 2 of this Agreement, to the restrictions on transfers set forth in Section 4 of this Agreement, and to any additional provisions of the Plan applicable to such Shares during the Restriction Period.

2.          Vesting.

a. The Shares shall be forfeitable until the risks of forfeiture lapse according to the following schedule: [Vesting schedule to be specified by the Compensation Committee of the Board of Directors. The date and time of day of vesting or process for certification of achievement of performance metrics for vesting should be approved when award is granted and specified in this section.]

b. If the Stockholder ceases to be an executive officer, employee, or Director of, or a Consultant to, the Company for any reason or no reason, with or without cause, the Stockholder shall immediately forfeit all Shares as to which the risks of forfeiture have not lapsed.

c. Notwithstanding the foregoing provisions of this Section 2, in the event of a Change of Control during the Restriction Period, the vesting schedule set forth in this Section 2 may be accelerated in whole or in part at the sole discretion of the Committee.

3.           Stockholder Rights.  The Stockholder shall have all rights as a stockholder with respect to the Shares subject to forfeiture, including the right to vote, except the Stockholder shall not have the right to receive cash dividends or distributions or any other dividends or distributions specified by the Committee (other than stock dividends or distributions, as contemplated by and subject to Section 7).

4.           Restrictions on Transfer. The Stockholder shall not, until the risks of forfeiture lapse, sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, any of the Shares, or any interest therein, unless and until such are no longer subject to a risk of forfeiture.

5.           Effect of Prohibited Transfer. The Company will not be required (a) to transfer on its books any Shares which have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such Shares, or to pay dividends to, any transferee to whom any such Shares have been so sold or transferred.

6.           Restrictive Legend. All certificates representing Shares subject to this Agreement shall bear a legend in substantially the following form, in addition to any other legends that may be required under applicable federal or state securities laws:

“The shares represented by this certificate are subject to a risk of forfeiture and restrictions on transfer set forth in a certain Stock Restriction Agreement between the corporation and the registered owner of this certificate, a copy of which is available for inspection at the offices of the Secretary of the corporation.”

7.           Adjustments for Stock Splits, Stock Dividends, etc. Subject to the provisions of Section 15 of the Plan, if from time to time until the risks of forfeiture lapse there is any stock split-up, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, any and all new, substituted or additional securities to which the Stockholder is entitled by reason of its ownership of the Shares will be immediately subject to the risks of forfeiture, the restrictions on transfer and the other provisions of this Agreement in the same manner and to the same extent as the Shares.

8.           Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement will be severable and enforceable to the extent permitted by law.

9.           Binding Effect. This Agreement is binding upon and shall inure to the benefit of the Company and the Stockholder and their respective heirs, executors, administrators, legal representatives, successors and assigns, as applicable, subject to the restrictions on transfer set forth in Section 4 herein.

10.         No Rights to Employment. Nothing contained in this Agreement is to be construed as giving the Stockholder any right to be retained, in any position, as an employee of the Company.

11.         Notice. All notices required or permitted hereunder must be in writing and are deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party to this Agreement at the address shown above, or at such other address as one party will designate to the other in accordance with this Section 11.

12.         Pronouns. Whenever the context may require, any pronouns used in this Agreement are deemed to include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns are deemed to include the plural, and vice versa.

13.         Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

14.         Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Stockholder.

15.         Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TILE SHOP HOLDINGS, INC.

By:
Name:
Title:

STOCKHOLDER

[________________]

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